                                                                   EXHIBIT 11.4


                             WEBLINK WIRELESS, INC.
                    COMPUTATION OF PER SHARE EARNINGS (LOSS)


                                                                                  THREE MONTHS ENDED SEPTEMBER 30, 2000
                                                                                --------------------------------------------
                                                                                  NUMBER          PERCENT        EQUIVALENT
                                                                                 OF SHARES      OUTSTANDING        SHARES
                                                                                 ---------      -----------      ----------
COMMON STOCK
   From Founders' Stock                                                           2,300,000         100.00%         2,300,000
   Stock Options Exercised                                                        2,488,572          99.43%         2,474,476
   Preferred Stock Converted to Common Stock                                     15,310,943         100.00%        15,310,943
   1994 Common Stock Offerings                                                   11,242,857         100.00%        11,242,857
   1995 Common Stock Offerings                                                    4,323,874         100.00%         4,323,874
   1996 Common Stock Offering                                                     6,000,000         100.00%         6,000,000
   1999 Treasury Stock Transaction                                                   (6,588)        100.00%            (6,588)
   March 2000 Debt Swap                                                           3,789,715         100.00%         3,789,715
   Canadian Transaction                                                             714,286         100.00%           714,286
   Employee Stock Purchase Plan Shares Issued                                       169,504          93.06%           157,734
   Warrants Exercised                                                               134,737          98.90%           133,256
                                                                                -----------                       -----------
                                                                                 46,467,900                        46,440,553

WEIGHTED AVERAGE SHARES OUTSTANDING                                                                                46,440,553

NET LOSS                                                                                                          (30,985,000)

NET LOSS PER SHARE                                                                                                     ($0.67)
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